AUSTIN BRUSSELS DALLAS HOUSTON LONDON LOS ANGELES MOSCOW NEW YORK PHILADELPHIA SAN ANTONIO WASHINGTON, D.C. _________________________ RIYADH - IN AFFILIATION WITH THE LAW OFFICE OF ABDULAZIZ H. FAHAD

Akin, Gump, Strauss, Hauer & Feld, l.l.p.

ATTORNEYS AT LAW

a registered limited liability partnership
including professional corporations

1700 PACIFIC AVENUE

SUITE 4100

DALLAS, TEXAS 75201

(214) 969-2800

FAX (214) 969-4343

www.akingump.com

Exhibit 5.1

October 20, 2000

Gadzooks, Inc.
4121 International Parkway
Carrollton, Texas 75007

Ladies and Gentlemen:

          We have acted as counsel to Gadzooks, Inc., a Texas corporation (the "Company"), in connection with the registration, pursuant to a registration statement on Form S-8 (the "Registration Statement"), filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Securities Act"), of up to 650,000 shares (the "Company Shares") of the Company's common stock, par value $0.01 per share ("Common Stock"), to be issued under the Gadzooks, Inc. 1992 Incentive and Nonstatutory Stock Option Plan and the Gadzooks, Inc. Employee Stock Purchase Plan (the "Option Plans").

          We have examined originals or certified copies of such corporate records of the Company and other certificates and documents of officials of the Company, public officials and others as we have deemed appropriate for purposes of this letter. We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to authentic original documents of all copies submitted to us as conformed and certified or reproduced copies.

          Based upon the foregoing and subject to the assumptions, exceptions, qualifications and limitations set forth hereinafter, we are of the opinion that when the Company Shares are issued and delivered as described in the Option Plans, the Company Shares will be duly authorized, validly issued, fully paid and non-assessable.

          The opinions and other matters in this letter are qualified in their entirety and subject to the following:

A.

We express no opinion as to the laws of any jurisdiction other than any published constitutions, treaties, laws, rules or regulations or judicial or administrative decisions ("Laws") of (i) the United States of America or (ii) the Laws of the State of Texas.

B.	This law firm is a registered limited liability partnership organized under the laws of the State of Texas.

          We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act and the rules and regulations thereunder.

Sincerely,

/s/ AKIN, GUMP, STRAUSS, HAUER & FELD, L.L.P.
AKIN, GUMP, STRAUSS, HAUER & FELD, L.L.P